Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

 DAWSON GEOPHYSICAL REPORTS

THIRD QUARTER 2021 RESULTS

PROVIDES UPDATE ON PENDING TRANSACTION WITH WILKS BROTHERS, LLC

MIDLAND, Texas, November 4, 2021/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reports its unaudited financial results for its third quarter ended September 30, 2021 and provides an update on its pending transaction with Wilks Brothers, LLC.

Third Quarter 2021 Financial Results (Unaudited)

For the quarter ended September 30, 2021, the Company reported revenues of $1,914,000, a decrease of approximately 78% compared to $8,738,000 for the quarter ended September 30, 2020. For the third quarter of 2021, the Company reported a net loss of $7,865,000 or $0.33 loss per common share compared to a net loss of $7,840,000 or $0.33 loss per common share for the third quarter of 2020. The Company reported negative EBITDA of $4,662,000 for the quarter ended September 30, 2021 compared to negative EBITDA of $3,796,000 for the quarter ended September 30, 2020.

For the nine months ended September 30, 2021, the Company reported revenues of $13,855,000, a decrease of approximately 82% compared to $77,216,000 for the nine months ended September 30, 2020. For the nine months ended September 30, 2021, the Company reported a net loss of $22,110,000 or $0.94 loss per common share compared to a net loss of $5,347,000 or $0.23 loss per common share for the nine months ended September 30, 2020. The Company reported negative EBITDA of $12,187,000 for the nine months ended September 30, 2021 compared to positive EBITDA of $7,834,000 for the nine months ended September 30, 2020.

Stephen C. Jumper, President and Chief Executive Officer, said, “Activity levels during the third quarter of 2021 remained depressed, as the Company had one seismic data acquisition crew operating in the lower 48 with extended periods of low utilization. The Company’s one active crew was idle from early September to mid-October. The near-term outlook for onshore seismic data acquisition activity in the U.S. remains challenged, notwithstanding the currently elevated prices for oil and natural gas. Based on currently available information, the Company’s one active lower 48 crew resumed operation in mid-October on a small, few thousand channel count project with a duration of approximately seven days, and is further scheduled through early February of 2022 with current projects of various sizes and channel count requirements, the largest of which is 65,000 channels with a duration of approximately 45 days. The Canadian season began earlier than in recent years. The Company expects to operate two crews in Canada in the back half of the fourth quarter of 2021 through the end of the winter season which concludes at the end of the first quarter of 2022. The Company has or anticipates to be awarded several additional mid-sized projects in the lower 48, each of which will be pushed into late 2022 primarily due to land access issues. Bid activity remains at historically low levels and visibility into 2022 is limited in the lower 48. Due to a lack of demand for onshore seismic data acquisition projects in both Canada and the lower 48, prices for our services softened in the last quarter.”

The Company’s balance sheet includes $41,601,000 of cash, restricted cash and short-term investments, $325,000 in accounts receivable and $39,374,000 of working capital as of September 30, 2021, compared to $46,538,000 of cash, restricted cash and short- term investments, $7,343,000 in accounts receivable and $51,149,000 of working capital as of December 31, 2020.

The Company’s balance sheet also reflects negative $975,000 of net working capital, excluding the impact of cash, restricted cash and short-term investments and current maturities of notes payable and finance leases and operating lease liabilities, as of September 30, 2021. This compares to $5,814,000 of net working capital, excluding the impact of cash, restricted cash and short-term investments and current maturities of notes payable and finance leases and operating lease liabilities, as of December 31, 2020.

Due to declining net working capital levels resulting from the down-trending North American onshore seismic services business, accelerating in 2019, the Company significantly reduced its level of capital expenditures below typical historic levels. In 2021, the Company has made only $329,000 of capital expenditures against an initial 2021 capital budget of $1,000,000.

Jumper stated, “The continuing reduction in current assets and net working capital levels since December 31, 2020 is attributable to the inability of the Company to maintain a cash-neutral position because of declining revenue streams and its on-going cash requirements to maintain staffing levels necessary to service existing and anticipated client projects, even at the Company’s reduced headcount levels. Until demand for North American onshore seismic services dramatically increases, which the Company does not foresee at this time based on presently available information as noted above and below, we believe that downward pressure on cash and net working capital balances will continue and that we will face challenges in making the significant capital investments necessary to grow our revenue stream if and when demand increases.”

Jumper concluded, “The current environment in which we operate is like none other experienced in my near thirty-seven year career with the Company. Despite recent significant increases in oil and natural gas prices, capital spending levels within our North American onshore client base has only slightly improved in 2021and is not anticipated to increase meaningfully in 2022 and possibly thereafter. Capital spending levels in 2022 are anticipated to be well below 2019 and prior year levels. Further, growth in capital spending allocated to exploration activities remains very limited as customers focus on lower risk production and drilling opportunities. Exploration and production (“E&P”) companies are continuing on their path of capital discipline, focusing on shareholder returns and debt reduction while maintaining spending levels well below cash flow. In addition, our multi-client customers are capital constrained as well as their underwriting levels are based upon capital commitments on behalf of the E&P companies. Therefore, the majority of our current bid activity remains contingent upon capital commitments from both client communities which in turn leads to on-going levels of project uncertainty. I wish to thank our valued clients, trusting shareholders and loyal employees for their support as we work through these difficult times.”

Update on Pending Transaction with Wilks Brothers, LLC

As previously announced on October 25, 2021, the Company has entered into a definitive merger agreement with Wilks Brothers, LLC (“Wilks”) pursuant to which a subsidiary of Wilks has commenced, as of November 1, 2021, a tender offer to acquire all of the Company’s outstanding common shares for $2.34 per share in cash (the “Offer”). The Offer will remain open until November 30, 2021 (subject to mandatory extensions in certain circumstances).

The tender offer is subject to customary conditions, including the tender of a number of Company shares pursuant to the Offer that, together with Company shares then owned by Wilks and its affiliates, represents at least 80% of the then outstanding Company shares (the “80% minimum condition”). As provided in the merger agreement, Wilks has the option, but not the obligation, and subject to the Company’s consent, to close the Offer even if the 80% minimum condition has not been satisfied. The transaction is not subject to a financing condition. Subject to the closing of the Offer, the merger agreement also contemplates that Wilks will acquire any shares of Dawson that are not tendered into the Offer through a second-step merger at the Offer price, which will be completed as soon as practicable following the closing of the Offer and will require approval of at least 80% of the outstanding shares of the Company. Subject to the closing of the Offer, the parties expect to complete the merger in the fourth quarter of 2021.

Moelis & Company LLC is serving as exclusive financial advisor to the Company and Baker Botts L.L.P. is serving as the Company's legal advisor.

The Board of Directors of the Company is unanimously recommending that the Company's shareholders tender their shares in the Offer.

The Company's Board of Directors, with the assistance of the Company's financial advisor, Moelis & Company LLC, commenced an on-going review and analysis of the Company's potential strategic alternatives in mid-2019. During this same period, Company management commenced efforts to scale the Company to match the declining demand for its seismic services. In reaching its decision to enter into the transaction with Wilks, the Board has thoroughly considered the potential strategic options available to Dawson, the current and long-term prospects for the Company and the sector in which it operates, including the lack of meaningful and sustainable demand for North American onshore seismic services, as well as an ongoing skilled labor shortage required to meet any potential increase in demand. Further, management has advised the Board that, until demand for North American onshore seismic services dramatically increases, which the Company does not foresee at this time based on presently available information, it believes that (i) downward pressure on cash and net working capital balances will continue even if the Company undertakes further right-sizing efforts relative to demand and (ii) the Company will face challenges in making the significant capital investments necessary to grow its revenue stream if and when demand increases. The Board believes that this transaction presents all Dawson shareholders with an opportunity to achieve liquidity for their shares at the Offer price, is the most optimal path forward and is in the best interest of the shareholders.

The Company's President and Chief Executive Officer, Stephen C. Jumper, said, "Given the limited trading liquidity in our stock, this transaction offers our shareholders compelling value for their shares and the ability to most efficiently realize that value.”

Additional information concerning the Offer and the Dawson Board of Directors’ recommendation relating thereto (including the reasons for its recommendation) is contained in the following filings with the Securities and Exchange Commission:

•	Issued by Wilks - Schedule TO-T, which includes the Offer to Purchase for Cash All Outstanding Shares of Common Stock of Dawson Geophysical Company at $2.34 Per Share by WB Acquisitions Inc., a subsidiary of Wilks Brothers, LLC, dated November 1, 2021 - https://www.sec.gov/Archives/edgar/data/799165/000119312521315370/0001193125-21-315370-index.htm

•	Issued by Dawson - Solicitation/Recommendation Statement on Schedule 14D-9 of Dawson Geophysical Company, dated November 1, 2021 - https://www.sec.gov/Archives/edgar/data/799165/000110465921132359/tm2131460d1_sc14d9.htm

Conference Call Information

Dawson Geophysical Company will host a conference call to review its third quarter 2021 financial results on November 4, 2021 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-866-548-4713 (US/Canada) and 1-323-794-2093 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through December 4, 2021 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 9603033. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until December 4, 2021.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

·	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

·	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

·	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, statements regarding the expected consummation of the acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as the tender of at least 80% of the outstanding shares of capital stock of the Company in order to close the tender offer, and approval of at least 80% of the outstanding shares of the capital stock of the Company in order to consummate the second step merger); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; surpluses in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; disruptions in the global economy; and whether or not the pending transaction with Wilks will be completed. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where To Find It

The tender offer referenced in this communication commenced on November 1, 2021 pursuant to an Offer to Purchase and related tender offer materials filed on Schedule TO by Wilks and its acquisition subsidiary.  This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that were filed with the SEC.  The solicitation and offer to buy the Company’s stock is only being made pursuant to the Offer to Purchase and related tender offer materials. Also on November 1, 2021, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION.  THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of the Company’s stock at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov.  Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s internet website at http://www.dawson3d.com or by contacting the Company’s Investor Relations Department at (432) 684-3000 or by email at info@dawson3d.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

DAWSON GEOPHYSICAL COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues	$1,914	$8,738	$13,855	$77,216

Operating costs:
Operating expenses	3,975	9,441	18,247	58,189
General and administrative	2,443	3,270	7,996	11,205
Depreciation and amortization	3,249	4,125	10,083	13,412
	9,667	16,836	36,326	82,806

Loss from operations	(7,753)	(8,098)	(22,471)	(5,590)

Other income (expense):
Interest income	50	106	176	326
Interest expense	(4)	(10)	(16)	(80)
Other (expense) income, net	(158)	177	201	12
Loss before income tax	(7,865)	(7,825)	(22,110)	(5,332)

Income tax expense	—	(15)	—	(15)

Net loss	(7,865)	(7,840)	(22,110)	(5,347)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(307)	374	105	(221)

Comprehensive loss	$(8,172)	$(7,466)	$(22,005)	$(5,568)

Basic loss per share of common stock	$(0.33)	$(0.33)	$(0.94)	$(0.23)

Diluted loss per share of common stock	$(0.33)	$(0.33)	$(0.94)	$(0.23)

Weighted average equivalent common shares outstanding	23,632,112	23,423,437	23,545,693	23,350,204

Weighted average equivalent common shares outstanding - assuming dilution	23,632,112	23,423,437	23,545,693	23,350,204

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,018	$40,955
Restricted cash	5,000	5,000
Short-term investments	583	583
Accounts receivable, net	325	7,343
Prepaid expenses and other current assets	2,516	4,709
Total current assets	44,442	58,590

Property and equipment, net	28,941	38,900
Right-of-use assets	4,703	5,494
Intangibles, net	394	393

Total assets	$78,480	$103,377

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,557	$1,603
Accrued liabilities:
Payroll costs and other taxes	672	1,045
Other	1,491	1,811
Deferred revenue	96	1,779
Current maturities of notes payable and finance leases	246	94
Current maturities of operating lease liabilities	1,006	1,109
Total current liabilities	5,068	7,441

Long-term liabilities:
Notes payable and finance leases, net of current maturities	10	44
Operating lease liabilities, net of current maturities	4,177	4,899
Deferred tax liabilities, net	19	19
Total long-term liabilities	4,206	4,962

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,692,379 and
23,526,517 shares issued, and 23,643,934 and 23,478,072 shares outstanding at
September 30, 2021 and December 31, 2020, respectively	237	235
Additional paid-in capital	155,101	154,866
Retained deficit	(85,037)	(62,927)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,095)	(1,200)
Total stockholders' equity	69,206	90,974

Total liabilities and stockholders' equity	$78,480	$103,377

Reconciliation of EBITDA to Net Loss
(amounts in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(7,865)	$(7,840)	$(22,110)	$(5,347)
Depreciation and amortization	3,249	4,125	10,083	13,412
Interest (income) expense, net	(46)	(96)	(160)	(246)
Income tax expense	-	15	-	15
EBITDA	$(4,662)	$(3,796)	$(12,187)	$7,834

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities
(amounts in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(4,075)	$15,472	$(5,373)	$24,448
Changes in working capital and other items	(205)	(18,831)	(5,706)	(15,098)
Non-cash adjustments to net loss	(382)	(437)	(1,108)	(1,516)
EBITDA	$(4,662)	$(3,796)	$(12,187)	$7,834